Exhibit 10.1
March 7, 2025

David H. Li
[address]

Dear Dave,
We are pleased to provide written confirmation of our offer of employment with Ingevity Corporation (“Ingevity”) as President and Chief Executive Officer reporting to Ingevity’s Board of Directors (“Board”) based at our global headquarters in North Charleston, South Carolina, effective on April 7, 2025 (the “Start Date”).
It is expected that you will join the Board as a regular member immediately following the company’s 2025 Annual Meeting of Stockholders scheduled for April 30, 2025.
Your base salary for this position will be $91,666.67 monthly ($1,100,000.00 annually), paid on the last working day of each month. Your next opportunity for a base salary increase review will occur by February 2026.
In addition to your base salary, you will be eligible to participate in the following company plans and programs:
•Annual Short - Term Incentive Plan: Your annual incentive target for this position will be 120% of your base salary beginning with the 2025 plan year. Your target for this position will not be prorated based on your Start Date for the 2025 plan year, and will be paid in 2026, subject to satisfactory performance against objectives associated with the plan in which you participate. The Ingevity Short-Term Incentive Plan is funded primarily by Ingevity financial performance. 80% of your payout is based on the company’s financial performance against pre-established goals and 20% is based on your individual performance. Total payout may range from 0% to 200%.
•Long-Term Incentive Program: You will be eligible to participate in Ingevity’s performance based Long-Term Incentive Program (“LTIP”), beginning with an overall award as follows granted on the first trading day coincident with your Start Date, with a target level of 500% of your base salary, not prorated based on your Start Date for the 2025 plan year, for your total target award opportunity under the 2025 LTIP:
▪50% Service-based restricted stock unit award (“RSUs”) with 3-year ratable vesting
▪50% Performance-based restricted stock unit award (“PSUs”) with 3-year cliff vesting
•PSUs may vest between 0% and 200% based on the company’s financial attainment against pre-established metrics over the 3-year performance period. The pre-established metrics for this PSU award will be those already set for the company’s 2025 PSU LTIP awards by the Talent and Compensation Committee of the Board.
As a general note, awards under the LTIP are not automatic and are based on job performance, anticipated future contributions, and other factors. LTIP awards are at the sole discretion of the Talent and Compensation Committee of the Board, and the type and mix of LTIP Awards are subject to change, as determined by the Talent and Compensation Committee.
•Additional Equity Award: As an additional inducement to join the company, on the first trading day coincident with your Start Date you will also receive the following one-time equity awards:
▪PSU award equal to $2,000,000, with 3-year cliff vesting. The metrics for this PSU award will be the pre-established metrics already set for the company’s 2025 PSU LTIP awards by the Talent and Compensation Committee of the Board;
▪Non-qualified stock option grant equal to $2,000,000, with 4-year ratable vesting;
▪RSU award equal to $1,000,000, with 4-year ratable vesting.
•Deferred Compensation Plan: You will be eligible to participate in Ingevity’s Deferred Compensation Plan in 2026. This nonqualified plan allows you to defer compensation on an income tax-deferred basis. Under the Deferred Compensation Plan, you generally may defer up to 80% of your base salary and your annual incentive compensation.

Exhibit 10.1
The plan also has a 401k restoration component which will allow to defer compensation in excess of the IRS 401k limits. You will receive information regarding this plan during the open enrollment window in November 2025.
•Severance and Change of Control Agreement: You will be entitled to severance protections in accordance with, and subject to the terms and conditions of, the Severance and Change of Control Agreement enclosed herewith.
Ingevity offers a robust array of benefits, which are summarized below:
•Health and Welfare Benefit Plans; Other: You will be eligible to participate in Ingevity medical, dental, vision and life insurance plans, as well as other welfare and benefit plans. Coverage under these plans becomes effective on your Start Date. Highlights of the plans have already been provided to you. You will receive more information about enrollment in these plans and the benefits provided under these plans during new-hire orientation. You also will be eligible to participate in other welfare and benefit plans and programs made available to executive officers of the company from time to time. The above stated plans or programs are reviewed periodically, and may be amended based on company goals, business needs and legal requirements.
•Savings Plan: You will be eligible to participate in Ingevity’s Retirement Savings Plan, which is a 401(k) plan that allows you to make contributions of your pay on a pre-tax, Roth and after-tax basis. The plan generally also provides for a company match of up to 6% and a 3% automatic company contribution. Your contributions and any company match are 100% vested immediately, while any automatic contribution is 100% vested after 3 years. You will receive more information about enrollment in the Savings Plan during new hire orientation.
•Vacation: You will be eligible for vacation benefits beginning on your Start Date. Initial vacation eligibility is determined by your prior full-time work experience and increases over time according to the Ingevity Vacation Policy. Based on your previous years of professional experience, you are eligible for 5 weeks, which will not be prorated based on your Start Date in 2025. Vacation time in subsequent years will be earned in accordance with the required years of service as stated in Ingevity’s Vacation Policy.
•Relocation: Since it is agreed that it is important for you to be present in the North Charleston, SC area, in order to assist with this, for the earlier of two years from the Start Date or until your family relocates to the North Charleston, SC area (the “Time Period”), Ingevity will provide to you a housing and related expenses allowance of up to $100,000 per year to be used for such, with accompanying tax assistance consistent with that provided in the company’s Relocation Program already provided to you.
•Travel and Lodging Expenses: You will be entitled to reimbursement for reasonable travel and lodging expenses prior to your relocation to the North Charleston, SC area, when travelling to, and staying in, the North Charleston, South Carolina area, for in-person attendance at Ingevity’s headquarters. Reimbursement shall be promptly made upon presentation of receipts for such travel in accordance with Ingevity’s reimbursement policies. During the Time Period, you also will be entitled to reimbursement for annual family travel first class two times per year from your family’s current home to the North Charleston, SC area. Ingevity also will reimburse you for normal business (including business entertainment) and travel expenses in accordance with its written policies; at your discretion, you may fly first class.
•Insurance and Indemnification: Ingevity will maintain you as an insured party on all directors' and officers' insurance maintained by the company for the benefit of its directors and officers on at least the same basis as all other covered individuals, and provide you with at least the same corporate indemnification as its other executive officers and directors.
•Retirement: For purposes of this offer letter and all equity granted pursuant to it, and any subsequent equity granted by the company under the LTIP or any successor plan to you, and notwithstanding anything to the contrary in any applicable LTIP or successor plan, or other plan or arrangement or award agreement of Ingevity, “Retirement” or “Retirement Age” or any similar term shall mean the termination of your employment at any time on or after age sixty (60).
•Legal Fees: You will be entitled to reimbursement of documented legal fees up to $35,000 incurred in connection with the review and negotiation of this offer letter, the Severance and Change in Control Agreement, and all other ancillary agreements, documents and information related to your joining the company.

Exhibit 10.1
Compliance with Section 409A
It is intended that the provisions of this letter agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and all arrangements set forth herein shall be construed, interpreted and implemented in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A; provided, however, that the tax treatment of benefits under this letter agreement is not warranted or guaranteed.
For purposes of any payments to be made upon your termination of employment, such term will mean your “separation from service” as defined under Section 409A. In the event that any payments under this letter agreement constitute “deferred compensation” subject to Section 409A and you are a “specified employee” as defined under Section 409A, no such payments will be made until six (6) months following your termination of employment, or if earlier, the date of your death. Any such payments that are delayed will be paid six (6) months following your termination, or, if earlier, the date of your death.
Eligibility / Employment At Will
As with all new employees, the above stated offer is contingent upon successful post-offer drug testing results along with satisfactory background/reference checks. Additionally, Ingevity is required to verify the identification and eligibility of new employees to work in the United States. On your first day of employment, please bring appropriate documentation regarding eligibility for employment.
All employment at Ingevity, contingent or otherwise, is at-will. All policies, manuals or similar documents are meant to be an explanation of policies or programs and do not change the terms of your at-will employment. Either you or Ingevity may terminate your employment at any time.
Other Ingevity Policies
As President and Chief Executive Officer, you will be subject to Ingevity’s Stock Ownership Guidelines, as in effect from time to time. Currently, the Stock Ownership Guidelines require that you achieve stock ownership at a level equal to five times your base salary, and that you to retain 50 percent of the net shares received under LTIP awards until that stock ownership level is met.
Any compensation paid to you shall be subject to recoupment pursuant to the terms of any recoupment policy the company may adopt and as such policy may be from time to time amended.
More information about Ingevity’s stock ownership guidelines, recoupment policy and other applicable company policies (including Ingevity’s Insider Trading Policy and Code of Conduct) will be reviewed upon acceptance of this offer.
Dave, if the terms of this offer are acceptable, please indicate your agreement by signing, dating and returning this offer letter and the enclosed Severance and Change of Control Agreement to me by March 11, 2025.
Regards,

/s/ JEAN S. BLACKWELL

Jean S. Blackwell
Chair of the Board of Directors

ACCEPTED AND AGREED:

/s/ DAVID H. LI

Name: David H. Li
Date: 3/7/2025